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EX-99.B10

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 38 to Registration Statement No. 33-7094 of MetLife Investors USA Separate Account A of MetLife Investors USA Insurance Company (the Company) on Form N-4 of our report dated March 7, 2003, relating to the financial statements of the Company, and our report dated April 24, 2003, relating to the financial statements of the sub-accounts of MetLife Investors USA Separate Account A, appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Statement of Additional Information, which is part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 25, 2003